Exhibit 99.1

         The Middleby Corporation Reports Record Second Quarter Results

     ELGIN, Ill.--(BUSINESS WIRE)--Aug. 7, 2007--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record net sales and earnings for the second quarter ended June 30, 2007. Net earnings for the second quarter were $12,582,000 or $0.75 per share on net sales of $113,248,000 as compared to the prior year second quarter net earnings of $11,090,000 or $0.67 per share on net sales of $104,849,000. Net earnings for the six months ended June 30, 2007 were $23,302,000 or $1.39 per share on net sales of $218,943,000 as compared to net earnings of $19,141,000 or $1.16 per share on net sales of $201,598,000 in the prior year first six months.

     On May 3, 2007 the company announced that its Board of Directors approved a 2-for-1 stock split on its common stock. The stock split was paid on June 15, 2007 to Stockholders on record as of the close of business on June 1, 2007. All references in this press release to net earnings per share and the number of shares outstanding have been adjusted to reflect this stock split.

     Second Quarter Financial Highlights

     -- The company completed acquisitions of Jade Range on April 1, 2007 for $7.3 million and Carter Hoffmann on June 29, 2007 for $16.0 million. The impact of Jade Range is reflected in the operating results for the second quarter, however, Carter Hoffmann had no impact the second quarter operating results as it was completed on the last day of the quarter.

     -- On July 30, 2007 the company announced an end to a work stoppage that occurred at the Elgin, Illinois conveyor oven production facility. The work stoppage began on May 17, 2007 after the unionized workforce failed to ratify a final contract proposal of its expired collective bargaining agreement. The company entered into a new five year collective bargaining agreement with the unionized workforce at this facility which extends through July, 2012.

     -- Earnings per share increased 11.9% to $0.75 from $0.67 despite the adverse impact of the work stoppage at the Elgin, Illinois facility and the significant increase in the cost of steel during the first half of 2007. Additionally, the impact of the Houno and Jade acquisitions, which were completed on August 31, 2006 and April 1, 2007, respectively, reduced earnings per share by $0.01 for the quarter.

     -- Net sales rose 8.0% in the second quarter. The net sales increase reflects the impact of the Houno and Jade Range acquisitions, which accounted for 6.8% of the sales growth in the second quarter. Excluding the impact of acquisitions, sales grew organically 1.2% and were comprised of a 3.0% increase in commercial foodservice equipment sales, offset in part by a 9.9% reduction in sales at the food processing equipment group, which was acquired in December 2005.

     -- Sales of commercial foodservice equipment, which rose 3.0%, were adversely impacted by the work stoppage at the Elgin, Illinois facility. This work stoppage resulted in reduced sales at this production facility, which were $5.8 million lower than the prior year second quarter. Organic sales of commercial foodservice equipment, excluding the conveyor ovens products affected by the work stoppage, rose 8.6% during the quarter reflecting continued success of new product introductions and growth in sales with restaurant chains.

     -- Sales of food processing equipment, which declined 9.9%, were lower than the prior year due to the impact of acquisition integration initiatives put in place in the first half of 2006 in an effort to increase profit margins, including increased controls over contract pricing and product line rationalization. As a result of the integration initiatives, operating profits at our food processing equipment group have increased by more than 50% from the prior year second quarter.

     -- Operating income increased by 4.6% to $21,202,000 from $20,279,000. The increase in operating profits reflects gains in both the commercial foodservice and food processing equipment businesses, offset by a reduction in operating income at the Elgin, Illinois facility resulting from the work stoppage. Operating income at the Elgin, Illinois facility was $2.9 million lower than the prior year. Additionally, the recent acquisitions of Jade and Houno resulted in a reduction to operating income by $0.2 million as these business operations continue to be integrated within Middleby.

     -- Net interest expense decreased to $1,273,000 in the second quarter as compared to $2,031,000 in the prior year quarter due to reduced debt levels offset in part by increased interest rates.

     -- Total debt at the end of the 2007 second quarter amounted to $85,428,000 as compared to $109,344,000 at the end of the 2006 second quarter and $82,802,000 at the beginning of the year. Net borrowing increased in the first six months as cash flow generated from operating activities were utilized to fund the second quarter acquisitions of Jade Range and Carter Hoffmann, which amounted to a combined $23.3 million. Subsequent to end of the second quarter, the company also completed acquisitions of MP Equipment and Wells Bloomfield for $44.0 million in cash.

     Selim A. Bassoul Chairman and Chief Executive Officer said, "We were pleased to report a record second quarter despite the business disruption caused by the work stoppage at our Middleby Marshall conveyor oven facility, the significant increase in the cost of steel which impacted profit margins, and the dilutive impact of the recent acquisitions."

     Mr. Bassoul commented, "Excluding the Middleby Marshall conveyor oven division, the performance of our commercial foodservice operations was strong and we recognized earnings growth at each of our divisions as a result of new product sales and productivity improvements. Additionally, operating profits at our food processing equipment group have increased significantly. The operating margins at this business unit have improved to a sustainable 20% and tripled as compared to the results prior to our acquisition of this business."

     Mr. Bassoul continued, "We also recently announced that we entered into a new collective bargaining agreement with the unionized workforce at the Elgin, Illinois facility, ending a work stoppage that began in mid-May. We are pleased with the outcome of the new contract, which will allow Middleby to improve productivity at this facility and provide employees with opportunity to earn performance-based incentives. Included in this contract was a ratification bonus and a voluntary retirement program offered to the union employees, which we anticipate will result in one time payments of approximately $2.0 million to be incurred during the third quarter. While the work stoppage will continue to have a similar impact on sales and operating profits in the third quarter, we anticipate we will return to full production in the fourth quarter."

     Mr. Bassoul further added, "We are very excited about the recent acquisitions we have completed. Since the end of the first quarter we have completed three acquisitions in the commercial foodservice sector and one acquisition in the food processing sector. On April 1, 2007, we completed the acquisition of Jade Range from Maytag Corporation. Jade Range, a leading manufacturer of commercial ranges and ovens has approximately $20 million in annual sales and historically reported operating losses of approximately $3 million. We have made significant progress at this division in the first 90 days and were pleased to report this division reached a break-even level of profitability by end of the second quarter. We anticipate the results from this division will be accretive to earnings by the fourth quarter of 2007."

     "The recent acquisitions of Carter Hoffmann, Wells Bloomfield, and MP Equipment further strengthen our portfolio of leading brands in both the commercial foodservice equipment and food processing equipment sectors. The combined annual revenues of these business units amount to approximately $85 million. In commercial foodservice equipment, Carter Hoffmann and Wells Bloomfield provide Middleby with a leading market position in heated holding cabinets and food warming equipment. We will focus on improving the profitability of these operations in the second half of this year. Our recent acquisition of MP Equipment provides a complimentary portfolio of products and patented technologies to our food processing equipment business as we continue to develop this platform. We anticipate these acquisitions will be accretive to earnings in 2008."

     Conference Call

     A conference call will be held at 10:00 a.m. Eastern time on Wednesday, August 8 and can be accessed by dialing (800) 367-5339 and providing conference code 12399695 or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 12399695. A transcript of the call will also be posted to the company's website.

     Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

     The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), Bloomfield(R), Carter Hoffmann(R), CTX(R), Houno(R), Jade(R), MagiKitch'n(R), Middleby Marshall(R), Nu-Vu(R), Pitco Frialator(R), Southbend(R), Toastmaster(R) and Wells(R). The company's leading equipment brands serving the food processing industry include Alkar(R), MP Equipment(R), and RapidPak(R). The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain's Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2006.

     For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.


                       THE MIDDLEBY CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
----------------------------------------------------------------------
           (Amounts in 000's, Except Per Share Information)
                             (Unaudited)


                               Three Months Ended   Six Months Ended
                               2nd Qtr,  2nd Qtr,  2nd Qtr,  2nd Qtr,
                                  2007      2006      2007      2006
                               --------- --------- --------- ---------
Net sales                      $113,248   $104,849 $218,943   $201,598
Cost of sales                    68,362     63,122  132,952    124,347
                               --------- --------- --------- ---------

    Gross profit                 44,886     41,727   85,991     77,251

Selling & distribution expenses 11,952 10,767 23,068 20,892 General & administrative
 expenses                        11,732     10,681   22,915     20,932
                               --------- --------- --------- ---------

    Income from operations       21,202     20,279   40,008     35,427

Interest expense and deferred
    financing amortization, net   1,273      2,031    2,517      3,827
Other (income), net                (630)       165     (737)        72
                               --------- --------- --------- ---------

    Earnings before income
     taxes                       20,559     18,083   38,228     31,528

Provision for income taxes        7,977      6,993   14,926     12,387
                               --------- --------- --------- ---------

    Net earnings                $12,582    $11,090  $23,302    $19,141
                               ========= ========= ========= =========


Net earnings per share:

    Basic                         $0.80      $0.73    $1.50      $1.26
                               ========= ========= ========= =========

    Diluted                       $0.75      $0.67    $1.39      $1.16
                               ========= ========= ========= =========
Weighted average number shares:

    Basic                        15,641     15,246   15,576     15,240
                               ========= ========= ========= =========

    Diluted                      16,875     16,528   16,808     16,525
                               ========= ========= ========= =========


                       THE MIDDLEBY CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                          (Amounts in 000's)
                             (Unaudited)


                                           Jun. 30, 2007 Dec. 30, 2006
                                           ------------- -------------
 ASSETS

Cash and cash equivalents                         $5,791        $3,534
Accounts receivable, net                          56,343        51,580
Inventories, net                                  58,679        47,292
Prepaid expenses and other                         2,536         3,289
Prepaid taxes                                        342         1,129
Current deferred tax assets                       10,851        10,851
                                           ------------- -------------
    Total current assets                         134,542       117,675

Property, plant and equipment, net                32,124        28,534

Goodwill                                         110,942       101,258
Other intangibles                                 36,200        35,306
Other assets                                       2,113         2,249
                                           ------------- -------------

    Total assets                                $315,921      $285,022
                                           ============= =============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt             $16,572       $16,838
Accounts payable                                  24,122        19,689
Accrued expenses                                  59,114        69,636
                                           ------------- -------------
    Total current liabilities                     99,808       106,163

Long-term debt                                    68,856        65,964
Long-term deferred tax liability                   3,749         5,867
Other non-current liabilities                     14,059         6,455

Stockholders' equity                             129,449       100,573
                                           ------------- -------------

    Total liabilities and stockholders'
     equity                                     $315,921      $285,022
                                           ============= =============


     CONTACT: The Middleby Corporation
              Darcy Bretz, Investor and Public Relations,
              (847) 429-7756
              or
              Tim Fitzgerald, Chief Financial Officer,
              (847) 429-7744